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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                    International Rectifier Corporation
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                              (Name of Issuer)

                                Common Stock
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                       (Title of Class of Securities)

                               460254-10-5
                     ----------------------------------
                              (CUSIP Number)

Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       (Continued on following page(s))

                               Page 1 of 3 Pages

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CUSIP No. 460254-10-5                  13G                    Page 2 of 3 Pages
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 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Eric Lidow
     S.S.# ###-##-####
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 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group*                             (b)  /X/
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization

     United States
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 Number of Shares             (5) Sole Voting Power
 Beneficially                     2,411,927*
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  2,411,927*
                             --------------------------------------------------
                              (8) Shared Dispositive Power

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 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     2,411,927*
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(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*
     /X/
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(11) Percent of Class Represented by Amount in Row (9)

     4.7%
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(12) Type of Reporting Person*

     IN
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                     *SEE INSTRUCTION BEFORE FILING OUT!

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                                                                   Page 3 of 3

                           EXHIBIT TO SCHEDULE 13G

ITEM 1.

    (a)   Name of Issuer
          International Rectifier Corporation
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    (b)   Address of Issuer's Principal Executive Offices
          233 Kansas Street
          El Segundo, California 90245
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ITEM 2.

    (a)   Name of Person Filing
          See Item 1 of Page 2
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    (b)   Address of Principal Business Office or, if none, Residence
          233 Kansas Street
          El Segundo,  California 90245
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    (c)   Citizenship
          See Item 4 of Page 2
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    (d)   Title of Class of Securities
          Common Stock
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    (e)   CUSIP Number
          See cover page
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ITEM  4.  Ownership
          See Items 5 through 11 of Page 2 and footnote below

ITEMS 5-9 Not applicable

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*  Amount is as of December 31, 1998, and includes 225,200 shares exercisable under the Company's stock option plans. Not included in this amount are 97,634 shares held by the Lidow Foundation, of which I am a director. I disclaim any beneficial ownership in any of these shares.


                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  /s/ Eric Lidow
                                       ----------------------------------------
                                                  Eric Lidow